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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                         EXECUTIVE TRANSITION AGREEMENT

                  AGREEMENT made effective as of the 1st day of February, 2005, between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the "Company"), and Mr. M. Thomas Grumbacher (the "Executive").

                                    RECITALS

                  The Executive has provided extraordinary leadership to the Company for more than forty (40) years, including in his position as the chief executive officer of the Company.

                  The Company recognizes that the Executive's talents and abilities are unique and have been integral to the success of the Company and the Company wishes to continue to retain the services of the Executive.

            In connection with the leadership transition process, a new chief executive officer has been hired and the Executive's role as executive chairman (the "Executive Chairman") of the Board of Directors of the Company (the "Board") has been defined.

            In furtherance of implementing an orderly transition process, the Company desires to retain the Executive as the Executive Chairman of the Board and to enter into transitional arrangements that will reinforce and encourage the Executive's continued attention and dedication to the Company and his continued substantial contribution to the Company's growth and success (including, in particular, encouraging his continued focus on strategic issues which will create additional shareholder value).

            The Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided.

                  Accordingly, in consideration of the agreements of the parties set forth herein, the parties agree as follows:

                                    AGREEMENT

      I. Term. The term of the Executive's service hereunder shall commence as of February 1, 2005 (the "Effective Date") and shall remain in effect through the first day of the Company's fiscal year commencing on or about February 1, 2010, or until such earlier time at which the Executive ceases to serve as Chairman of the Board (the "Term").

      II. Position and Duties. From the Effective Date through January 31, 2008 (the "Executive Term"), the Executive shall serve as Executive Chairman of the Board and as a member of the Executive Committee of the Board. It is understood that

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Executive's duties, authority and responsibilities in such role (as well as in his role as non-Executive Chairman of the Board, as hereinafter described) shall be governed by and subject to the applicable provisions of the Company's "Governance Policies and Procedures" adopted by the Board, as the same may be in effect from time to time. For the remainder of the Term following the Executive Term, the Executive shall continue to serve as Chairman and in such other capacity as the Board and Executive may agree.

      III.  Compensation.

      A. Base Salary. For each fiscal year of the Company during the Executive Term, i.e., the fiscal years commencing on or about February 1, 2005, February 1, 2006 and February 1, 2007 (each, a "Fiscal Year"), the Executive shall receive a base salary of $650,000 per year, payable in accordance with the Company's normal payroll practices. In the event the Executive continues to serve as Executive Chairman or in some other capacity (other than non-Executive Chairman) following the Executive Term, the Executive's base salary for subsequent years shall be determined by the Board based upon its review of the Executive's role in the Company at that time. The Executive's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary."

      B. Annual Bonus. For each Fiscal Year, the Executive shall be eligible to earn a cash bonus (a "Bonus") pursuant to the Company's Cash Bonus Plan in accordance with its terms and conditions. For the Fiscal Year of the Company beginning on or about February 1, 2005, the Executive shall be eligible for a target bonus of 75% of Base Salary and a maximum bonus equal to 150% of Base Salary. For the Fiscal Year of the Company beginning on or about February 1, 2006, the Executive shall be eligible for a target bonus of 50% of Base Salary and a maximum bonus equal to 100% of Base Salary. For the Fiscal Year of the Company beginning on or about February 1, 2007, the Executive shall be eligible for a target bonus of 40% of Base Salary and a maximum bonus equal to 80% of his Base Salary. Bonuses shall be determined and awarded in accordance with objectives to be determined in accordance with the Company's Governance Policies and Procedures applicable to the Company's Cash Bonus Plan and communicated to the Executive each year during the Executive Term. In the event the Executive continues to serve as Executive Chairman or in some other capacity (other than non-Executive Chairman) following the Executive Term, the Executive's entitlement to participate in the Company's bonus plan for senior executives for subsequent years, and the amount of his target bonus, if any, shall be determined by the Board based upon the Executive's role in the Company at that time. For purposes of calculating a Bonus, the Base Salary to be used in such calculation shall be the Base Salary in effect on January 31 of such Fiscal Year.

      C. Long-Term Incentive Compensation. As of the Effective Date, the Executive shall be granted 365,205 restricted shares of the Company's common stock (each, a "Restricted Share") pursuant to the terms of the Company's 2000 Stock Incentive Plan (the "Equity Plan"). Subject to the provisions hereof, such Restricted Shares shall vest on the first day of the Company's fiscal year commencing on or about February 1, 2010. Executive shall not be entitled to any further awards under any long-term equity or incentive plan of the Company. In all other respects not prescribed by this Agreement,

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the Restricted Share grant shall be governed by the terms and conditions of the
Equity Plan and the form of award agreement issued thereunder, a copy of which is annexed hereto as Exhibit I.

            1. Accelerated Vesting; Forfeiture. In the event that (i) a Change in Control (defined below) of the Company occurs during the Term, (ii) the Executive ceases to serve the Company during the Term as a result of his Disability (defined below) or death or (iii) prior to the end of the Term, the Executive and the Board mutually agree that the Executive shall cease to serve as Chairman of the Board, all such Restricted Shares then held by the Executive shall fully vest and any forfeiture restrictions with respect thereto shall immediately lapse. Except as provided in the preceding sentence, in the event that, prior to the end of the Term, the Executive ceases to serve as Chairman of the Board and such cessation of service is not the result of a breach of this Agreement by the Company, then the Executive shall forfeit to the Company all outstanding Restricted Shares.

            2.    Definitions. For purposes of this Section 3(c):

                  (1) "Change in Control." A Change in Control shall be deemed to occur if:

                  (A) any "person," as such term is defined under Sections
            3(a)(9) and 13(d) of the Securities Exchange Act of 1934 ("the Exchange Act"), who is not an Affiliate of Company as defined in the Exchange Act on the date hereof, becomes a "beneficial owner," as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the Company's stock;

                  (B) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

                  (C) the Company is party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of the Company is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the shareholders of the Company immediately prior to such transaction hold, directly or indirectly, a majority of the voting power of the resulting entity; and

                  (2) "Disability" shall mean that as a result of the
            Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a

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                  full-time basis for the entire period of twenty-six (26)
                  consecutive weeks.

      D. Change in Control. If during the Executive Term, the Executive shall cease to serve as Executive Chairman by reason of the occurrence of a Change in Control of the Company, then the Executive shall be entitled to receive, as soon as practicable following the cessation of such service a lump sum cash payment equal to the sum of (i) any accrued but unpaid compensation and reimbursement for any Business Expenses, (ii) the remainder of his Base Salary for the Executive Term and (iii) the amount of any target Bonus in respect of any Fiscal Year not commenced or completed prior to such Change in Control. Notwithstanding the foregoing, to the extent any payment to be made to the Executive under this
Section 3(D) is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), such payment shall be delayed until the date that is six months after the date of the Executive's separation from service with the Company, so as to comply with the special rule for certain "specified employees" set forth in Code Section 409A(a)(2)(B)(i), unless it is determined that immediate distribution is permissible (and does not trigger any additional tax liabilities pursuant to Code Section 409A(a)(1)) pursuant to Code Section 409A(a)(2)(A)(v) by reason of being payable in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

      IV.   Employee Benefits During and Following the Executive Term.

      A. Medical Insurance. During the period in which the Executive serves as Executive Chairman, the Executive and his eligible dependents shall be eligible to participate in the Company's group medical plans in accordance with the terms of such plans and subject to the restrictions and limitations contained in the plans or applicable insurance or agreements. Following the cessation of the Executive's service as Executive Chairman for any reason, the Executive (for the duration of his lifetime) and his wife Nancy Grumbacher (for the duration of her lifetime) shall continue to participate in the Company's group medical plan for active employees at no cost to them, provided however that such benefits shall be coordinated with whatever benefits the Executive and Mrs. Grumbacher are entitled to receive from the United States Government, or if the Executive and/or his wife are unable to participate in the active employee plan, he and/or she shall either (i) receive cash payment by the Company to enable the Executive and/or his wife to purchase similar coverage on an individual basis (which payment shall be grossed-up for taxes) or (ii) the Company shall purchase an insurance policy for Executive and/or his wife to provide similar coverage.

      B. Other Benefits. During the period in which the Executive serves as Executive Chairman, the Executive shall continue to be eligible to participate in the Company's tax-qualified retirement plans, discount program, life insurance, long-term disability plan and other employee benefit program generally made available to other executives of the Company, subject to their respective generally applicable eligibility requirements, terms and conditions and restrictions; provided however, that the Executive shall not participate in any nonqualified excess or supplemental retirement plan or severance plan

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of the Company. The Company's obligations under this provision shall not apply to any insurance benefit program or plan made available on an individual basis to one or more select executive employees by contract if such insurance benefit program or plan is not made available to all executive employees. In lieu of the automobile allowance provided to other Company executives, the Company will continue to pay for the maintenance and gasoline for the Executive's car.

      C. Expenses. During the period in which the Executive serves as Executive Chairman, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company (collectively, "Business Expenses"), provided that such Business Expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

      D. Perquisites. During the period in which the Executive serves as Executive Chairman, the Company shall provide the Executive with other perquisites comparable to those provided to the Company's chief executive officer.

      E. Secretarial Support. The Executive shall be entitled at his sole discretion for the duration of his lifetime to have office space on Company premises and secretarial support from employees of the Company hired by the Executive as needed by Executive to carry out the responsibilities which Executive's secretarial support team performs for him as of the Effective Date.

      F. Discounts. For the duration of the Executive's life, the Executive shall continue to be eligible to participate in the Company's discount program and the right to make "at-cost" purchases from the Company associated with that program.

      V. No Mitigation. The Executive shall have no duty to mitigate the payments provided for hereunder by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the cessation of the Executive's employment with the Company.

      VI. Gross-Up Payment. In the event any amounts payable and/or any benefits provided to the Executive under the terms of this Agreement and/or under any other plan, agreement or arrangement by which he is to receive payments or benefits in the nature of compensation from the Company would constitute "excess parachute payments," as that term is defined for purposes of
Section 280G of the Code and Treasury Regulations promulgated pursuant thereto, and provided that the amounts payable exceed the "safe harbor" under Code
Section 280G and Treasury Regulations by more than ten percent (10%), the Company shall make additional cash payments to the Executive such that, after payment of all federal, state and local income taxes and federal excise taxes on such excess parachute payments and on the additional cash payments made under this paragraph, the Executive will have a net amount equal to the amount he would have received under the terms of this Agreement and/or under any other plan, agreement or

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arrangement pursuant to which he is entitled to receive payments in the nature of compensation from the Company but not including the excess parachute gross-up payments payable to him pursuant to this paragraph if no portion of such payments and/or benefits were treated as excess parachute payments for purposes of Code Section 280G. If the amounts payable exceed the "safe harbor" limit, but by not more than ten percent (10%), then the amounts payable under the terms of this Agreement and/or under any other plan, agreement or arrangement shall be reduced so that no payments are deemed "excess parachute payments."

      VII. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates that he has obtained during his employment by the Company or any of its affiliates that is not public knowledge (other than as a result of the Executive's violation of this Section
7) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process.

      VIII. Successors; Binding Agreement.

      A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      B. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

      IX. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

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                        Mr. M. Thomas Grumbacher
                        c/o The Bon-Ton Stores, Inc.
                        2801 East Market Street
                        York, PA 17402

                  If to the Company:

                        The Bon-Ton Stores, Inc.
                        2801 East Market Street
                        York, PA 17402
                        Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      X. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

      XI. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      XII. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      XIII. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration which either party may initiate by filing a claim with the American Arbitration Association or JAMS in Philadelphia, Pennsylvania. The arbitration shall be carried out in accordance with the employment dispute rules of the entity with which the claim is filed. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

      XIV. Payment of Fees. The Company agrees to pay the Executive's reasonable legal fees incurred in connection with the negotiation and execution of this Agreement. Such payment shall be made within thirty (30) days of receipt by the Company of any invoice or bill.

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      XV.   Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

      XVI. Prior Agreements; Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the Effective Date.

                                               THE BON-TON STORES, INC.

                                               By:______________________________


                                               _________________________________
                                               Executive:  M. Thomas Grumbacher

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                                                                       EXHIBIT I

                            THE BON-TON STORES, INC.

                         RESTRICTED STOCK AWARD DOCUMENT

      THIS AWARD (the "Award") is hereby granted as of March 8, 2005 (the "Grant Date") by THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), to M. THOMAS GRUMBACHER (the "Grantee") in connection with the terms of the Grantee's employment or service with the Company. BY SIGNING THIS AWARD, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE'S RIGHTS UNDER THIS CERTIFICATE ARE SUBJECT TO AND LIMITED BY THE TERMS OF SET FORTH IN THE COMPANY'S AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN AND HEREIN AND THE APPLICABLE PROVISIONS OF THE EXECUTIVE TRANSITION AGREEMENT (AS HEREINAFTER DEFINED).

                                  WITNESSETH:

      1. Award. The Company hereby grants to the Grantee Three Hundred Sixty-Five Thousand Two Hundred Five (365,205) shares of the Company's Common Stock, par value $.01 (the "Restricted Shares"), as a restricted stock award, subject to the terms and conditions set forth in the Plan and in this Award Agreement. All questions of interpretation and application of this Award shall be determined by the Human Resources and Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee's determination shall be final, binding and conclusive. This Award shall be effective upon the execution by the Grantee of this Award Agreement and such other documents, including an undated share transfer power with respect to each Share subject to this Award, as the Committee shall deem appropriate.

      2. Vesting. The Restricted Shares granted to the Grantee pursuant to this Award shall become vested (and nonforfeitable) in accordance with the vesting provisions (including accelerated vesting) set forth in Section III.C. of the Executive Transaction Agreement dated as of the date hereof between the Company and the Grantee (the "Executive Transition Agreement").

      3. Share Certificates. A share certificate representing the Restricted Shares subject to this Award shall be registered in the Grantee's name. The Grantee shall, contingent upon compliance with the terms of this Award, have all of the rights of a shareholder with respect to the Restricted Shares covered hereby, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided herein.

      4. Transfer of Shares. Once vested, the Restricted Shares shall be free of all restrictions except such restrictions as may be imposed by law. Notwithstanding the foregoing, unless the Restricted Shares are covered by a then current registration statement, the Company may require as a condition to the transfer of share certificates to

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Grantee that the Grantee provide the Company with an acknowledgment in form and substance satisfactory to the Company that (a) such Restricted Shares are intended to be held for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the
Act), (b) the Grantee has been advised and understands that (i) the Restricted Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Restricted Shares under the Act or to take any action which would make available to the Grantee any exemption from such registration, (c) such shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that the transfer of share certificates should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to the Company that an appropriate exemption from such registration is available, (C) the listing or inclusion of the shares on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such shares, the Company may defer transfer of share certificates hereunder until any of the events described in this sentence has occurred.

      5. Amendment. Subject to the provisions of the Plan, and the Executive Transition Agreement, the Committee shall have the right to amend this Award Agreement, subject to the Grantee's consent if such amendment adversely affects the Grantee.

      6. No Commitment to Retain. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Grantee's employment, services, responsibilities, duties, or authority to represent the Company or any Affiliate at any time for any reason whatsoever.

      7. Withholding of Taxes. The Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to delivery or transfer of the Restricted Shares and may also take whatever action it deems necessary or appropriate to protect its interests with respect to tax liabilities.

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      IN WITNESS WHEREOF, the Company and the Grantee have entered into this
Award on the day and year first above written.

                                                   THE BON-TON STORES, INC.

                                                   By:_________________________
                                                   Print Name and Title:

                                                   ACKNOWLEDGED:


                                                   ----------------------------
                                                   M. THOMAS GRUMBACHER
                                                   ("GRANTEE")

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